Exhibit 10.1

Interoffice Communication Elease E. Wright Senior Vice President Human Resources, RC3A (860) 273-8371 Fax: (860) 560-8721

August 6, 2007

Craig R. Callen
151 Farmington Avenue
Hartford, CT 06156

Dear Mr. Callen:

The purpose of this document is to confirm the agreement we have reached as a result of our discussions regarding your separation from service with Aetna Inc. and/or one or more of its affiliated and related entities (collectively, the “Company”).  The terms of the agreement are as follows:

1.
We have agreed that the last day of your employment will be November 9, 2007.  We have agreed that you will work out of the Company’s Hartford office until August 31, 2007 and the Company’s New York office beginning September 1, 2007.  You will be on Paid Time Off (PTO) from October 22, 2007 through November 9, 2007, thereby using all of your accrued PTO.

2.
From November 12, 2007 through November 7, 2008 (a period of 52 weeks) and subject to paragraph 15 of this Agreement, you will be paid salary continuation at your current annual salary of $620,000, in accordance with the Company’s customary payroll schedule (currently bi-weekly).  This is a benefit for which you would not otherwise be eligible under current Company plans and policies and is in lieu of any other separation benefits not specified in this Agreement.  However, if you obtain another position within the Company at any time before the conclusion of the salary continuation period, all payments and benefits under this Agreement will cease.

3.
In lieu of participation in or consideration for a 2007 performance bonus award, you will be paid a lump sum in the gross amount of $386,880, less tax withholdings and any other legally required deductions.  This payment represents a pro-rata award at target performance and will be made as soon as practicable after your separation from employment.

4.
You will be eligible for continuation of group medical and dental benefits during the first nine weeks of the salary continuation period at active employee rates.  Thereafter, you will be eligible for the continuation of group medical and dental benefits for the applicable COBRA period at regular COBRA rates.

5.	Vesting and exercise of stock options, stock appreciation rights and restricted stock units will be governed by the applicable agreements and plans.

6.	In consideration for the Company’s agreement to provide the salary and benefits continuation described above,

you (for yourself and any other person claiming or deriving a right from you) forever release and discharge the Company (and its current and former directors, employees, and agents) from any and all liability, claims, and demands and causes of action (by whatever name called and whether known or unknown) which you had, have, or may have, arising out of:

A.	your employment with the Company;
B.	the cessation of such employment; or
C.	any act, omission, occurrence, or other matter related to such employment or cessation of employment, up to and including the date you sign this Agreement.

This release includes, but is not limited to, claims and liabilities under the Americans with Disabilities Act, the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974 (ERISA), any other claims under federal, state, or local law, and claims for attorney’s fees, costs, and the like.  However, this release does not apply to pension or 401(k) benefits vested as of the effective date of your last day of employment.

Further, you promise that you will not institute any lawsuit or file a demand for arbitration against the Company or its current or former directors, employees or agents concerning any claim you have released above.  You agree that if you violate this promise, you will not be entitled to damages or any other relief, including costs and attorney’s fees.

7.	In further consideration for the Company’s agreement to provide the salary and benefits continuation described above, you promise that:

A.
unless required by law, you will not, for yourself or any other person or entity, directly or indirectly, divulge, communicate or in any way make use of any confidential, sensitive, or proprietary information acquired in the performance of your service for the Company, without the prior written consent of an appropriate Company officer;

B.
unless required by law, you will not disclose to any person or entity any information acquired in connection with, this Agreement, without the prior written consent of an appropriate Company officer, other than your legal, financial or career advisors, and the members of your immediate family, if they agree to maintain confidentiality; and

C.
you shall provide assistance to and shall cooperate with the Company, upon its reasonable request and without additional compensation, with respect to matters within the scope of your duties and responsibilities during employment. (The Company agrees and acknowledges that it shall, to the maximum extent possible under then prevailing circumstances, coordinate (or cause an affiliate to coordinate) any such request with your other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities.)  The Company agrees that it will reimburse you for reasonable travel expenses (i.e., travel, meals, and lodging) that you may incur in providing assistance to the Company hereunder.

8.	This Agreement shall not in any way be construed as an admission by the Company or any of its agents that they have acted wrongfully with respect to you or any other person.

9.
You represent that all documents and property of the Company, including those containing confidential, sensitive or proprietary information, have been returned to the Company.  In addition, you confirm that no charge, complaint or action filed by you or on your behalf against the Company or any of its agents exists in any forum or form.  If any such charge, complaint or action has been or is filed, you will not be entitled to damages or any other relief, including costs and attorney’s fees.

10.
The provisions of any prior written agreement between you and the Company, including stock option and long-term incentive compensation award agreements, regarding arbitration of employment-related disputes, cooperation with the Company, solicitation of company employees and/or others, and/or disclosure of confidential information shall remain in effect and are incorporated by reference into this Agreement.  In addition, you shall promptly notify the Company’s General Counsel if you are contacted by a regulatory or self-regulatory agency with respect to matters pertaining to the Company or by an attorney or other individual who informs you that he/she has filed, intends to file, or is considering filing a claim or complaint against the Company.

11.
If there is a prior written agreement between you and the Company regarding arbitration of employment-related disputes, the provisions of that agreement will apply to any claim or controversy with respect to compliance with or the interpretation of this Agreement.

12.
This Agreement shall be construed in accordance with the laws of Connecticut.  Any actions brought under this Agreement that are not required to be submitted to arbitration shall be exclusively brought in the state and federal courts in Connecticut.  Both parties hereto irrevocably consent to the personal jurisdiction of such courts.

13.
Notwithstanding any provision of this agreement to the contrary, to the extent that you are a “Specified Employee” within the meaning of Section 409A of the Internal Revenue Code and applicable regulations at the time of your separation from service, deferred compensation payments to which you would otherwise be entitled during the first six months following your separation of service shall be deferred and accumulated for a period of six months and paid in a lump sum on the first day of the seventh month with the seventh month’s payment.  In addition, no payment that constitutes deferred compensation may be accelerated.

14.
The entire agreement between you and the Company is set out in this Agreement or incorporated by reference.  No other promises or representations have been made, and there is no oral understanding or agreement between you and the Company that is not contained, or incorporated by reference, in this Agreement.

15.	You acknowledge that you:

A.	have been advised to consult an attorney before signing this Agreement and that you have had an opportunity to consult with an attorney of your choice;

B.	have read this Agreement in its entirety, understand its terms and knowingly and voluntarily consent to its terms and conditions; and

C.
have had the opportunity to consider the Agreement for at least 21 days and have elected to sign it on the date noted below; to the extent that this Agreement differs in any way, whether material or not, from any proposal previously communicated, verbally or in writing, to you, you have had sufficient time to consider this Agreement, and you waive any right you may have to additional time to review it.

This Agreement will become effective on the eighth day following the day you execute it.  After signing both copies of this Agreement, please return one copy to me and retain a copy for your records.  You may revoke this Agreement at any time prior to its effective date by giving written notice to me.

Aetna Inc.

By:	/s/ Elease E. Wright	8/6/2007
	Elease E. Wright	Date
Senior Vice President, Human Resources

Agreed:

/s/ Craig R. Callen	8/6/2007
Craig R. Callen	Date